UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aerojet Rocketdyne CEO comments on Executive Chairman Warren Lichtenstein’s Latest Rantings

EL SEGUNDO, Calif., May 27, 2022 /PRNewswire/ -- Eileen P. Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD) today issued the following statement addressing Executive Chairman and Conflicted Stockholder Warren Lichtenstein’s recent commentary:

“The claims in Mr. Lichtenstein’s recent press release would be laughable and comically misleading, but for the fact they are part of a distracting and value-destroying proxy fight combined with scorched-earth litigation tactics that he and his hedge fund (Steel Partners) initiated in late January and continue to pursue to this day, all to advance his personal agenda and financial gain to the detriment of the Company and its stockholders. His litany of misguided rantings include:

•

Blaming Ms. Drake for an independent investigation that was based on his own misconduct at the Company, one that was approved by ALL of the non-executive directors of the board, led by an esteemed national law firm and that resulted in a strong reprimand for Mr. Lichtenstein’s behavior.

•	Failing to mention that Mark Tucker, his proposed CEO replacement and recently identified director nominee, is also a Steel Partners paid consultant.

•	Blaming Ms. Drake for the senior executives who recently left Aerojet Rocketdyne following the extreme pressure and demands Mr. Lichtenstein imposed on them as part of his attempted takeover.

•

Blaming Ms. Drake for purported performance failures, when in fact Aerojet Rocketdyne outperformed during Ms. Drake’s tenure compared to the period before Ms. Drake’s appointment while subject to Mr. Lichtenstein’s oversight.

•	Conveniently overlooking the fact that Ms. Drake was named THE MUSES 2022 Woman of the Year, along with many other recognitions for her successful stewardship of the Company.

•

Together with an apparent inability to cite any third party recognitions of Mr. Lichtenstein’s accomplishments at the Company, which is not surprising given the Company’s underperformance before Ms. Drake’s appointment.

•

Ignoring the many millions of dollars the Company has paid to Mr. Lichtenstein for his distant oversight as Executive Chair, evidenced by the fact that he rarely, if ever, visits the Company’s offices, not to mention his poor management and oversight of the Company’s now under-funded pension fund.

“As Mr. Lichtenstein said, the record speaks for itself.”

Important Information

This communication is being sent in Ms. Drake’s individual capacity, and not on or behalf of Aerojet Rocketdyne, Inc (the “Company”). No Company resources were used in connection with these materials. Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) have filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies at a special meeting of stockholders of the Company to be held on June 30, 2022. The Incumbent Directors will furnish the definitive proxy statement to its stockholders, together with a WHITE proxy card shortly.

STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PRELIMINARY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors, together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James, may be deemed participants in the solicitation of proxies from stockholders. Information about the participants is set forth in the preliminary proxy statement filed by the Incumbent Directors on May 20, 2022.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com/

SOURCE Committee for Aerojet Rocketdyne Shareholders and Value Maximization